EXHIBIT 12.1

                              Congoleum Corporation
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                   2002        2001         2000         1999        1998
                                                ---------------------------------------------------------------

Earnings:
---------

Income from continuing operations                 ($19,273)    ($1,640)     ($8,129)      $4,928      $9,853
Income tax expense                                      92        (506)      (3,976)       2,719       5,663
Interest expense - gross                             8,625       8,629        8,624        8,629       7,690
Capitalized interest                                  (250)       (330)      (1,113)        (691)       (325)
Amortization of debt origination costs                 559         386          386          386         461
Interest portion of rental expense (est.)            1,223       1,214          932        1,010         789
                                                -----------  ----------  -----------  ----------- -----------

Adjusted earnings                                  ($9,024)     $7,753      ($3,276)     $16,981     $24,131
                                                ===========  ==========  ===========  =========== ===========

Fixed Charges:
--------------

Interest expense, net of capitalized interest       $8,375      $8,299       $7,511       $7,938      $7,365
Capitalized interest                                   250         330        1,113          691         325
Amortization of debt origination costs                 559         386          386          386         461
Interest portion of rental expense (est.)            1,223       1,214          932        1,010         789
                                                -----------  ----------  -----------  ----------- -----------

Fixed Charges                                      $10,407     $10,229       $9,942      $10,025      $8,940
                                                ===========  ==========  ===========  =========== ===========


Ratio of adjusted earnings to fixed charges         N/A (1)     N/A (2)      N/A (3)         1.7 x       2.7 x
                                                ===============================================================

(1)   Earnings were inadequate to cover fixed charges by $19,431.

(2)   Earnings were inadequate to cover fixed charges by $2,476.

(3)   Earnings were inadequate to cover fixed charges by $13,218.